AMENDMENT NO. 1 TO UNITED STATES ASSET PURCHASE AGREEMENT
            ---------------------------------------------------------

      This Amendment is made as of June 14, 2001, between Phibro Tech, Inc., a Delaware corporation (the "Seller") and Nufarm, Inc., a Delaware corporation (the "Buyer").

      WHEREAS, Seller and Buyer are parties to a certain United States Asset Purchase Agreement, dated as of May 1, 2001 (the "Agreement");

      WHEREAS, Seller and Buyer wish to amend the Agreement as set forth below. Capitalized terms used herein and not otherwise defined shall have the meaning assigned in the Agreement.

      NOW THEREFORE, for value received, Seller and Buyer hereby agree that the Agreement shall be amended as follows:

I. Section 2.1(a) shall hereby be amended and restated in its entirety as follows:

      "(a) In consideration of the sale, assignment and transfer of the Purchased Assets, at the Closing (i) Buyer shall pay to the Seller the sum of $15,459,000 (the "Cash Amount") and (ii) Buyer shall deliver to Seller an unsecured promissory note substantially in the form attached as Exhibit A hereto (the "Buyer Note") in the Aggregate Amount of $1,224,990 (the "Note Amount," and together with the Cash Amount, as adjusted pursuant to Sections 2.1(d) and 2.3, the "Purchase Price"). All payments under this Section shall be by wire transfer of immediately available funds in U.S. dollars to an account or accounts specified in writing by the Seller prior to Closing."

II. Section 6.10 shall hereby be amended and restated in its entirety as follows:

            "Stock Sales. The parties shall act in good faith to consummate the sale of all of the issued and outstanding equity interests of Agtrol Argentina (the "Argentina Stock Sale") and Agtrol Mexico (the "Mexico Stock Sale") from the Seller to Buyer for aggregate consideration of $41,010 pursuant to separate Stock Purchase Agreements that shall substantially replicate the terms and conditions hereof to the extent applicable and subject to such changes (i) as may be necessary or desirable under applicable local law or (ii) as may be reasonable in light of the size and type of the operations of Agtrol Argentina and Agtrol Mexico."

III. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the Parties hereto may execute this Amendment by signing any such counterpart.


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IV. All terms of the Agreement, except as modified hereby, shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement as of the date first above written.

                                            PHIBRO TECH, INC.

                                            By: /s/ W.D. Glover
                                                ----------------------------
                                                Name:  W.D. Glover
                                                Title: President

                                            NUFARM, INC.

                                            By: /s/ D.A. Pullan
                                                ----------------------------
                                                Name:  D.A. Pullan
                                                Title: Group General Manager
                                                       Operations